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Exhibit 21  Subsidiaries (wholly -owned) of the Company

     1.   DynaMotive Corporation - incorporated in Rhode Island, USA - June 29,
                                   1990

     2.   DynaMotive Electrochem Corporation - incorporated in the Province of
                                               British Columbia - April 27, 1993

     3.   DynaMill Systems, Ltd. - incorporated in the Province of British
                                   Columbia - June 12, 1996

     4.   DynaMotive Europe Limited - incorporated in the United Kingdom -
                                      August 30, 1996

     5.   DynaMotive Puerto Rico, Inc. - incorporated in Puerto Rico - February
                                         18, 1997

     6.   DynaPower, Inc. - incorporated in the Province of British Columbia -
                            May 9, 2000

     7.   DynaMotive Canada, Inc. - incorporated in Canada - November 16, 2000